                                                  THE INFORMATION IN THIS
   PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

                Subject to Completion. Dated September 29, 2000.
                                                Filed Pursuant to Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-36178

       Prospectus Supplement No. 136 to the Prospectus dated May 8, 2000 and the Prospectus Supplement dated May 10, 2000

                                $

                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                            ------------------------

                           % Reset YES Notes due 2002
            (Yield-Enhanced Securities Subject to Mandatory Exchange
           for Common Stock of Brocade Communications Systems, Inc.)
                            ------------------------
Each note being offered has the terms described beginning on page S-7, including the following:

                                SUMMARY OF TERMS

ISSUER: The Goldman Sachs Group, Inc.
INDEX STOCK AND INDEX STOCK ISSUER: common stock of Brocade Communications
    Systems, Inc.
FACE AMOUNT: each note will have a face amount equal to    times the initial
    index stock price; $        in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE:

    - $    per note for any investor purchasing less than [$5,000,000 aggregate face amount] of the offered notes

    - $    per note for any investor purchasing at least [$5,000,000 aggregate face amount] of the offered notes

TRADE DATE:         , 2000

ORIGINAL ISSUE DATE (SETTLEMENT DATE):         , 2000

STATED MATURITY DATE:         , 2002, unless extended for up to six business
    days

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will exchange the note for a number of shares of index stock having a value equal to the payment amount, based on the closing price of one share of index stock on the final determination date, or, at the option of Goldman Sachs, for cash equal to the payment amount; the maximum value of index stock or cash that a
    holder can receive for each $        of the outstanding face amount is
    limited to $

PAYMENT AMOUNT: if the first-year index stock price is greater than or equal to the initial index stock price:

    - face amount

      times (1 + first-year capped return)

      times (1 + second-year capped return)

    if the first-year index stock price is less than the initial index stock price:

    - face amount

      times (1 + two-year capped return)

INITIAL INDEX STOCK PRICE: $        for one share of the index stock

FIRST-YEAR INDEX STOCK PRICE: the closing price of one share of the index stock on the first-year determination date, subject to antidilution adjustment

FINAL INDEX STOCK PRICE: the closing price of one share of the index stock on the final determination date, subject to antidilution adjustment

CAP RATE:     %

FIRST-YEAR CAPPED RETURN: the lesser of:

    - (first-year index stock price - initial index stock price)
      ------------------------------------------------------------
                           initial index stock price

    - or the cap rate

SECOND-YEAR CAPPED RETURN: the lesser of:

    - (final index stock price - first-year index stock price)
      -----------------------------------------------------------
                          first-year index stock price

    - or the cap rate

TWO-YEAR CAPPED RETURN: the lesser of:

    - (final index stock price - initial index stock price)
      -----------------------------------------------------------
                           initial index stock price

    - or the cap rate

FIRST-YEAR DETERMINATION DATE: fifth business day prior to         , 2001 unless
    extended for up to six business days

FINAL DETERMINATION DATE: fifth business day prior to         , 2002 unless
    extended for up to six business days

FIXED INTEREST RATE:     % each year

    - interest payment dates: each         ,         ,         and         ,
      beginning         , 2001

    - regular record dates: 15 calendar days before the related interest payment date

LISTING: application will be made to list the offered notes on the American
    Stock Exchange on or after the original issue date

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.:     % of the face amount if the
    original issue price is $        ;     % of the face amount if the original
    issue price is $

CALCULATION AGENT: Goldman, Sachs & Co.

    See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the offered notes. The principal of the offered notes is not protected.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                            ------------------------

                  Prospectus Supplement dated          , 2000.
LOGO

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 8, 2000. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the offered notes are suited to your particular circumstances.

                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

     The principal of your note is not protected. Our payment to you on the stated maturity date will be a number of shares of index stock, or its cash equivalent, based on the first-year index stock price and the final index stock price. Depending on the closing prices of the index stock on the first-year determination date and the final determination date, you may receive less than the face amount of your note and could even lose your entire investment in your note.

     If the closing price of the index stock on the final determination date is less than the initial index stock price, then the amount you receive on the stated maturity date will have a value less than the face amount of your note. That value could be as low as zero.

     In addition, if the market price of the index stock rises during the first year so that the first-year index stock price exceeds the initial index stock price by more than the first-year capped return, but then declines during the second year so that the final index stock price is lower than the first-year index stock price, the payment amount you will receive on the stated maturity date will result in a return on your note that is less than the return on the index stock. The payment amount may also be less than the face amount of your note, even if the final index stock price is greater than the initial index stock price. Please read the section "Hypothetical Returns on Your Note", which provides examples of how the return on your note may be affected by changes in the market price of the index stock during the first and second years.

                      THE POTENTIAL FOR THE VALUE OF YOUR
                      NOTE TO INCREASE IS LIMITED BECAUSE
                               OF CAPPED RETURNS

     Your ability to participate in any rise in the market value of the index stock is limited by the first-year, second-year and two-year capped returns. Because of the formulas that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower return on your note than you would have received had you invested in the index stock directly. In addition, the payment amount that you receive on the stated
maturity date will not exceed      % of the face amount of your note, no matter
how high the market price of the index stock may rise.

                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of the index stock;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;

  -- As indicated under "Brocade Communications Systems, Inc. -- Historical
     Trading Price Information", the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall;

- the dividend rate on the index stock;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index stock based on its historical performance.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                         IMPAIR THE VALUE OF YOUR NOTE

     As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing the index stock or listed and over-the-counter options on the index stock and may adjust the hedge by, among other things, purchasing or selling the index stock or listed and over-the-counter options on the index stock, at any time and from time to time. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

     Goldman, Sachs & Co. and our other affiliates may also engage in trading in the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the value of your note. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the value of your note.

     The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

                     IF THE MARKET PRICE OF THE INDEX STOCK
    CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER

     Your note may trade quite differently from the index stock. Changes in the market price of the index stock may not result in a comparable change in the market value of your note. Because the rate of return on your note is capped under the formulas that will be used to determine the payment amount for your note, increases in the market price of the index stock may not result in comparable increases in the market value of your note. Furthermore, because the payment amount you will receive will depend on the closing prices of the index stock on two specific days, one of which will not occur until shortly before the stated maturity date, the market value of your note on any day prior to the stated maturity date is likely to be less than the payment amount you would receive if the index stock remained at the same level from that day until the stated maturity date.

                              >YOUR PAYMENT AMOUNT
                              WILL BE BASED ON THE
                            INDEX STOCK PRICE ON THE
                           FINAL DETERMINATION DATE,
                            NOT THE STATED MATURITY

     The payment amount for your note will be determined based on the closing price of the index stock on the final determination date. We will not adjust the payment amount to reflect changes in the market price of the index stock between the final determination date and the stated maturity date. Therefore, the amount of index stock, or its cash equivalent, that you receive on the stated maturity date, as calculated as of the final determination date, will likely differ from the amount you would have received had the payment amount been based on the value of the index stock as of the stated maturity date.

                         YOU HAVE NO SHAREHOLDER RIGHTS

     Investing in your note will not make you a holder of the index stock. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.

                       OUR BUSINESS ACTIVITIES MAY CREATE
                    CONFLICTS OF INTEREST BETWEEN YOU AND US

     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your note.

     Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the value of your note.

   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE
                        DETERMINATIONS THAT COULD AFFECT
                      THE MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                            YOU RECEIVE AT MATURITY

     As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including:

- determining the first-year index stock price, the first-year capped return, the final index stock price, the second-year capped return and the two-year capped return;

- determining the payment amount and the number of shares of index stock that we must deliver at the stated maturity if we do not choose to deliver cash; and

- determining whether to postpone the first-year determination date, the final determination date or the stated maturity date because of a market disruption event.

     See "Specific Terms of Your Note -- Antidilution Adjustments" and
"-- Special Calculation Provisions" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above.

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUER AND US, AND WE ARE NOT
                    RESPONSIBLE FOR THE INDEX STOCK ISSUER'S
                                   DISCLOSURE

     Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer's publicly available filings. You, as an investor in your note, should make your own investigation into the index stock issuer. See "Brocade Communications Systems, Inc." below for additional information about the index stock issuer.

     The index stock issuer is not involved in this offering of your note in any way and has no obligation of any sort with respect to your note. Thus, the index stock issuer has no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

     Although we will apply to have your note listed on the American Stock Exchange on or after the original issue date, there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

     Goldman, Sachs & Co., as calculation agent for your note, will adjust the reference amount (as defined under "Specific Terms of Your Note -- Antidilution Adjustments" below) for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Antidilution Adjustments". The calculation agent is not required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the reference amount for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. The index stock issuer or a third party may make an offering or a tender or exchange offer, or the index stock issuer may take any other action, that adversely affects the value of the index stock and your note but does not result in an antidilution adjustment for your benefit.

                         WE CAN POSTPONE THE FIRST-YEAR
                  DETERMINATION DATE, THE FINAL DETERMINATION
     DATE AND THE STATED MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

FIRST-YEAR DETERMINATION DATE

     If the calculation agent determines that, on the first-year determination date, a market disruption event has occurred or is continuing, the first-year determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the determination of the first-year index stock price will also be postponed, although not by more than six business days. Thus, you may not know the first-year capped return until several days after the originally scheduled first-year determination date. Moreover, if the first-year closing price of the index stock is not available on the first-year determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the first-year index stock price based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

FINAL DETERMINATION DATE AND STATED MATURITY DATE

     If the calculation agent determines that, on the final determination date, a market disruption event has occurred or is continuing, the final determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the index stock or cash that we are obligated to deliver on the stated maturity date, and you may not know the amount of that obligation, until several days after the originally scheduled due date. Moreover, if the closing price of the index stock is not available on the final determination date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

                     THE TAX CONSEQUENCES OF AN INVESTMENT
                       IN YOUR NOTE ARE HIGHLY UNCERTAIN

     The tax consequences of an investment in your note are highly uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under "Supplemental Discussion of Federal Income Tax Consequences" below.

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated May 8, 2000, as supplemented by the accompanying Prospectus Supplement dated May 10, 2000, of The Goldman Sachs Group, Inc.

     We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:

- principal: U.S. dollars

- interest: U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS:  the face amount of each note will be     times the initial index
stock price, except that any note registered in the name of a holder must have a face amount of at least $ ______, and each investor who purchases the offered notes in the initial sale must purchase an aggregate face amount of at least
$    .

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- antidilution provisions will apply to your note as described below under "-- Antidilution Adjustments"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Brocade Communications Systems, Inc. and, when we refer to the index stock issuer, we mean that company, except as noted below under "-- Antidilution Adjustments -- Reorganization Events -- Distribution Property".

     Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your note in more detail below.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

     On the stated maturity date, we will pay the principal amount of your note by delivering a number of shares of index stock having a value equal to the payment amount, based on the closing price of one share of index stock on the final determination date. Alternatively, at our sole option, we may pay cash in an amount equal to the payment amount. If we choose to deliver cash, we will notify the holder of our election at least one business day prior to the final determination date; IF WE DO NOT NOTIFY THE HOLDER, WE WILL DELIVER SHARES OF THE INDEX STOCK, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED UNDER
"-- CONSEQUENCES OF A MARKET DISRUPTION EVENT".

PAYMENT AMOUNT

     The calculation agent will determine the payment amount of your note in accordance with the following formulas:

- if the first-year index stock price is greater than or equal to the initial index stock price:

     outstanding face amount of your note
        times (1 + first-year capped return)
   times (1 + second-year capped return)

- if the first-year index stock price is less than the initial index stock price:

     outstanding face amount of your note
        times (1 + two-year capped return)

FIRST-YEAR CAPPED RETURN

     The calculation agent will determine the first-year capped return, which will equal the lesser of:
- (first-year index stock price - initial index stock price)
  ----------------------------------------------------
                           initial index stock price

- or the cap rate

SECOND-YEAR CAPPED RETURN

     The calculation agent will determine the second-year capped return, which will equal the lesser of:

- (final index stock price - first-year index stock price)
  ---------------------------------------------------
                          first-year index stock price

- or the cap rate

TWO-YEAR CAPPED RETURN

     The calculation agent will determine the two-year capped return, which will apply only if the first-year index stock price is less than the initial index stock price and will equal the lesser of:

- (final index stock price - initial index stock price)
  ---------------------------------------------------
                           initial index stock price

- or the cap rate

     We specify the initial index stock price, first-year index stock price, final index stock price and cap rate, or the method for obtaining them, on the front cover of this prospectus supplement. Please note that the first-year capped return, second-year capped return and two-year capped return may be negative.

     Whenever in this prospectus supplement we refer to the first-year index stock price, final index stock price and amount and type of consideration you will receive in exchange for your note, we mean those prices and that amount and type of consideration as they may be adjusted as a result of dilution events, as we describe below under "-- Antidilution Adjustments". In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price for one share of index stock on the final determination date.

     The shares of the index stock, together with any cash payable for a fractional share and after giving effect to any antidilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note, unless we elect to deliver cash. In that event, the cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note.

FIRST-YEAR DETERMINATION DATE

     The first-year determination date will be the fifth business day prior to
          , 2001, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the first-year determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the
first-year determination date be later than           , 2001, or, if           ,
2001 is not a business day, later than the first business day after           ,
2001.

FINAL DETERMINATION DATE

     The final determination date will be the fifth business day prior to
          , 2002, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the final determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final
determination date be later than           , 2002, or, if           , 2002 is
not a business day, later than the first business day after           , 2002.

STATED MATURITY DATE

     The stated maturity date will be           , 2002, unless that day is not a
business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the final determination date referred to above, however, then the stated maturity date will be the fifth business day following the final determination date, provided that the stated maturity date will never be later than the fifth
business day after           , 2002 or, if           , 2002 is not a business
day, later than the sixth business day after           , 2002. The calculation
agent may postpone the final determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the final determination date. We describe market disruption events below under "-- Special Calculation Provisions".

CONSEQUENCES OF A MARKET DISRUPTION EVENT

     As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the first-year determination date or the final determination date, as the case may be, then the relevant determination date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will the relevant determination date be postponed by more than five business days.

     If the relevant determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the first-year determination date or the final determination date, as the case may be. If the first-year index stock price or the final index stock price that must be used to determine the payment amount (and, if we elect not to deliver index stock on the stated maturity date, the cash value of that stock) is not available on the relevant determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the first-year index stock price or the final index stock price, as the case may be, based on its assessment, made in its sole discretion, of the market value of the index stock on that day.

     In addition, if a market disruption event occurs or is continuing on the final determination date or on any later day through and including the stated maturity date, we may choose to pay cash instead of delivering index stock on the stated maturity date, even if we have not notified the holder of our election to pay cash as described above.

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                               INTEREST PAYMENTS

     Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover of this prospectus supplement.

     If the stated maturity date does not occur on           , 2002, however,
the interest payment date scheduled for           , 2002 will instead occur on
the stated maturity date.

                            ANTIDILUTION ADJUSTMENTS

     The calculation agent will adjust the reference amount as described below, but only if an event described under one of the six subsections beginning with "-- Dilution Events -- Stock Splits" below occurs and only if the relevant event occurs during the period described under the applicable subsection.

     The adjustments described below do not cover all events that could affect the reference amount. We describe the risks relating to dilution above under "Additional Risk Factors Specific to Your Note -- You Have Limited Antidilution Protection".

HOW ADJUSTMENTS WILL BE MADE

     In this prospectus supplement, we refer to antidilution adjustment of the reference amount. The "reference amount" refers to the amount of the index stock or other property for which (i) the first-year index stock price is to be determined on the first-year determination date and (ii) the final index stock price is to be determined on the final determination date. The reference amount is used to determine the number of shares of the index stock, or its cash equivalent, that you will receive on the stated maturity date. For example, in the case of the final index stock price, if no antidilution adjustment is required, the final index stock price will be the closing price of one share of the index stock on the final determination date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined below under "Special Calculation Provisions".

     If an adjustment is required because of one of the dilution events described in the first five subsections of "-- Dilution Events" below -- these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants -- then the first-year index stock price or the final index stock price might instead be, for example, the closing price on the first-year determination date or the final determination date, as applicable, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.

     If an adjustment is required because of one of the reorganization events described in "-- Reorganization Events" below -- these involve events in which cash, securities or other property is distributed in respect of the index stock -- then the first-year index stock price or the final index stock price, as applicable, will be as follows, assuming there has been no prior antidilution adjustment: the value on the first-year determination date or the final determination date, as applicable, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount on the final determination date, or the cash value of that property, as described in more detail below under "-- Reorganization Events".

ON THE FIRST-YEAR DETERMINATION DATE

     If an event requiring antidilution adjustment occurs on or before the first-year determination date, then the calculation agent will

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make the adjustment by taking the following steps:

- STEP ONE. The calculation agent will adjust the reference amount to reflect the dilution event. The manner in which the calculation agent does so will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections beginning with "-- Dilution Events -- Stock Splits" below.

- STEP TWO. Having adjusted the reference amount in step one, the calculation agent will determine the first-year index stock price based on the adjusted reference amount.

- STEP THREE. Having determined the first-year index stock price in step two, the calculation agent will use this value to calculate the first-year capped return as described in "-- Payment of Principal on Stated Maturity
  Date -- Payment Amount" above.

     If more than one event requiring adjustment occurs on or before the first-year determination date, the calculation agent will first adjust the reference amount as described in step one above for each of these events, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the first-year index stock price and the first-year capped return using the reference amount as sequentially and cumulatively adjusted for all the relevant events occurring on or before the first-year determination date. The calculation agent will make all required determinations and adjustments described above no later than the first-year determination date.

ON THE FINAL DETERMINATION DATE

     If an event requiring antidulution adjustment occurs after the first-year determination date and on or before the final determination date, the calculation agent will make the adjustment by taking the following steps:

- FIRST STEP. The calculation agent will adjust the reference amount (as in effect after all adjustments made on the first-year determination date, as described above) to reflect the dilution event. The manner in which the calculation agent does so will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections beginning with "-- Dilution Events -- Stock Splits" below.

- SECOND STEP. Having adjusted the reference amount in the first step, the calculation agent will determine the final index stock price based on the adjusted reference amount.

- THIRD STEP. Having determined the final index stock price in the second step, the calculation agent will use this value to calculate the second-year capped return or two-year capped return, as applicable, and the payment amount for your note as described in "-- Payment of Principal on Stated Maturity
  Date -- Payment Amount" above.

- FOURTH STEP. Having calculated the payment amount for your note in the third step, the calculation agent will divide this amount by the actual closing price of one share of the index stock on the final determination date. The resulting number will be the number of shares of the index stock that will be exchangeable on the stated maturity date for the outstanding face amount of your note. If your note would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will divide the payment amount by the value of the adjusted reference amount of that property as of the final determination date. (The calculation agent will determine that value in the manner described under "-- Reorganization Events" below.) The resulting number will be the number of reference amounts of that property exchangeable on the stated maturity date for the outstanding face amount of your note.

- FIFTH STEP. If we elect to deliver cash in exchange for your note on the stated maturity date, the amount we deliver will equal the payment amount for your note, as calculated in the third step.

     If more than one event requiring adjustment occurs after the first-year determination date and on or before the final determination date, the calculation agent will first adjust the reference amount as described in the first step above for each of these events, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price, the second-year capped return or the two-year capped return, as applicable, and the payment amount using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the final determination date.
     The calculation agent will adjust the reference amount, on the first-year determination date and the final determination date, for each reorganization event requiring adjustment on or before that date as described under "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not have to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the reference amount that would apply without the adjustment. The reference amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- e.g.,
0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

     If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether and when an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

     In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

Regardless of the antidilution adjustments that may apply to your note, the cash or index stock you receive on the stated maturity date, valued as of the final
determination date, will not under any circumstances exceed $          for each
$          of the outstanding face amount of your note.

DILUTION EVENTS

     The following six subsections describe the dilution events for which the reference amount is to be adjusted, as of the first-year determination date and the final determination date. Each subsection describes the manner in which the calculation agent will adjust the reference amount -- the first step in the applicable adjustment process described above -- for the relevant event. In each of those subsections, when we refer to the relevant determination date, we mean the first-year determination date or the final determination date, as applicable.

     STOCK SPLITS

     A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

     If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount, as then in effect, to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the relevant determination date.

     REVERSE STOCK SPLITS

     A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the index stock is subject to a reverse stock split, then the calculation agent will adjust the reference amount, as then in effect, to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the relevant determination date.

     STOCK DIVIDENDS

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount, as then in effect, to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant determination date.

     The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

     OTHER DIVIDENDS AND DISTRIBUTIONS

     The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described in "-- Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "-- Reorganization Events" below, and

- extraordinary dividends described below.

     A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first business day before the ex-dividend date.

     If an extraordinary dividend occurs, the calculation agent will adjust the reference amount, as then in effect, to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant determination date.

     The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in "-- Stock Dividends" above, "-- Transferable Rights and Warrants" below or
"-- Reorganization Events" below, as the case may be, and not as described here.

     TRANSFERABLE RIGHTS AND WARRANTS

     If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the business day before the ex-dividend date for the issuance, then the reference amount, as then in effect, will be adjusted by multiplying the prior reference amount by the following fraction:

- the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

The reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the relevant determination date.

     REORGANIZATION EVENTS

     Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

     ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the reference amount, as then in effect, so that it consists of each type of distribution property distributed in respect of one share of the index stock -- or in respect of whatever the prior reference amount may be -- in the reorganization event, taken together. We define the term "distribution property" below. For purposes of the three-step adjustment process described under "-- How Adjustments Will Be Made -- On the First-Year Determination Date" above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property on the first-year determination date will be the first-year index stock price described in step two and the calculation agent will determine the first-year capped return based on these items as described in step three. For purposes of the five-step adjustment process described above under "-- How Adjustments Will Be Made -- On the Final Determination Date", the distribution property so distributed will be the adjusted reference amount described in the first step, the value of that property on the final determination date will be the final index stock price described in the second step and the calculation agent will determine the second-year capped return or two-year capped return, as applicable, and the payment amount based on these items as described in the third step.

     Consequently, if a reorganization event occurs, your note will be exchangeable on the stated maturity date as described in the fourth step and, if we elect to exchange your note for cash, the fifth step, under "-- How Adjustments Will Be Made -- On the Final Determination Date" above, after adjustment for the reorganization event in the first, second and third steps under that subsection.

     If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

     For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant determination date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If more than one type of distribution property is involved, the reference amount will be adjusted so that your note is exchangeable for each type, or for the cash value of each type, in the same proportion as the value of each type bears to the total value of the distribution property distributed in respect of the prior reference amount.

     If a reorganization event occurs and the calculation agent adjusts the reference amount, as then in effect, to consist of the distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, as then in effect, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

     For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount, as then in effect, will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled "-- Antidilution Adjustments", as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final index stock price used to calculate the adjusted payment amount will be the total value, as determined by the calculation agent on the final determination date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the relevant determination date.

     The calculation agent will not make any adjustment for a reorganization event, how-ever, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- after the date of this prospectus supplement and on or before the relevant determination date.

     DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock -- or in respect of whatever the applicable reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the index stock -- or other applicable reference amount -- in respect of which the distribution is made.

     If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

     If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

     For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                         MANNER OF PAYMENT AND DELIVERY

     Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and ap-proved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.

                             MODIFIED BUSINESS DAY

     As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

     The calculation agent will make all determinations regarding the first-year index stock price, first-year capped return, final index stock price, second-year capped return, two-year capped return, closing price or other value of the index stock, payment amount, antidilution adjustments, market disruption events, the default amount and the amount of the index stock, cash or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

     When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus but that is not a day on which the principal securities market for the index stock is authorized by law or executive order to close.

CLOSING PRICE

     The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted in the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

     The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

     DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the default amount will equal the principal amount of your note.

     QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

     Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates have effected or may effect as described under "Use of Proceeds and Hedging" below.

     The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

     For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

     In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

     The tables below set forth a range of hypothetical first-year index stock prices and final index stock prices, in each case expressed as a percentage of the initial index stock price, and the hypothetical value of your note at maturity that would result if these hypothetical prices occurred. For this purpose, we have assumed that there will be no antidilution adjustments to the first-year index stock price or the final index stock price, as applicable, no market disruption events and no dividends declared on the index stock during the life of the offered notes. In addition, we have assumed that the cap rate on the notes will be 45%, although the actual cap rate will not be determined until on or shortly before the trade date and could be higher or lower than 45%. If the actual cap rate differs from the assumed cap rate, the hypothetical note values resulting from the hypothetical stock prices shown in the tables could be substantially different from the values shown in the tables.

     As stated above, the following tables assume that no dividends will be paid on the index stock. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of return on the index stock, during the life of the offered notes may differ substantially from the information reflected in the tables below.

     In the tables below, the initial note value and the initial index stock price are assumed to be 100%. In the first table below, the first-year return represents the difference between the amount assumed in the first column, which is the hypothetical first-year index stock price expressed as a percentage of the initial index stock price, and the initial index stock price, divided by the initial index stock price. Similarly, the second-year return represents the difference between the amount assumed in the fourth column, which is the hypothetical final index stock price expressed as a percentage of the initial index stock price, and the hypothetical first-year index

                  ASSUMPTIONS
Cap rate                                          45%
No dividends declared
No antidilution adjustments to payment amount
No market disruption event occurs

stock price, divided by the hypothetical first-year index stock price. In the second table below, the two-year return represents the difference between the amount assumed in the second column, which is the hypothetical final index stock price expressed as a percentage of the initial index stock price, and the initial index stock price, divided by the initial index stock price. The final column in each of the tables below, which shows the hypothetical note value at stated maturity, represents the payment amount as calculated based on the hypothetical first-year and final index stock prices shown in the relevant tables and expressed as a percentage of the assumed initial note value. The hypothetical note value at maturity does not give effect to any interest on the offered notes.
     The actual initial index stock price will not be determined until on or shortly before the trade date and may be higher or lower than the closing price of the index stock on the trade date. We have also assumed that the closing price of the index stock will be the same on the final determination date and the stated maturity date.
     The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical market prices on the first-year determination date and the final determination date could have on the rate of return on your note, assuming all other variables remain constant. There is no assurance that the hypothetical market prices shown in the tables will occur, and different prices could result in rates of return that are substantially different from those that are shown in the tables.
     The index stock is traded on the Nasdaq National Market System. For information about the market price of the index stock in recent periods, see "Brocade Communications Systems, Inc. -- Historical Trading Price Information" below.

                      EXAMPLES WHERE THE FIRST-YEAR INDEX
                      STOCK PRICE IS GREATER THAN OR EQUAL
                        TO THE INITIAL INDEX STOCK PRICE

                                                   HYPOTHETICAL
                                                   FINAL INDEX
 HYPOTHETICAL FIRST-    FIRST-YEAR                STOCK PRICE AS                                      HYPOTHETICAL NOTE
  YEAR INDEX STOCK      RETURN OF    FIRST-YEAR    % OF INITIAL    SECOND-YEAR                         VALUE AT STATED
PRICE AS % OF INITIAL     INDEX        CAPPED      INDEX STOCK      RETURN OF      SECOND-YEAR     MATURITY AS % OF INITIAL
  INDEX STOCK PRICE       STOCK       RETURN*         PRICE        INDEX STOCK   CAPPED RETURN*          NOTE VALUE*
---------------------   ----------   ----------   --------------   -----------   ---------------   ------------------------
        100%                0%           0%             80%           -20%            -20%                    80%
        100%                0%           0%            100%             0%              0%                   100%
        100%                0%           0%            150%            50%             45%                   145%
        120%               20%          20%             80%           -33%            -33%                    80%
        120%               20%          20%            150%            25%             25%                   150%
        120%               20%          20%            200%            67%             45%                   174%
        165%               65%          45%            100%           -39%            -39%                    88%
        165%               65%          45%            165%             0%              0%                   145%
        165%               65%          45%            250%            52%             45%                   210%

                EXAMPLES WHERE THE FIRST-YEAR INDEX STOCK PRICE
                   IS LESS THAN THE INITIAL INDEX STOCK PRICE

 HYPOTHETICAL FIRST-                                                                    HYPOTHETICAL NOTE
  YEAR INDEX STOCK        HYPOTHETICAL FINAL                                             VALUE AT STATED
PRICE AS % OF INITIAL   INDEX STOCK PRICE AS %   TWO-YEAR RETURN   TWO-YEAR CAPPED   MATURITY AS % OF INITIAL
     STOCK PRICE        OF INITIAL STOCK PRICE   OF INDEX STOCK        RETURN*             NOTE VALUE*
---------------------   ----------------------   ---------------   ---------------   ------------------------
         60%                      80%                 -20%              -20%                    80%
         60%                     100%                   0%                0%                   100%
         60%                     150%                  50%               45%                   145%
         80%                      80%                 -20%              -20%                    80%
         80%                     120%                  20%               20%                   120%
         80%                     200%                 100%               45%                   145%

---------------
* The first-year capped return, second-year capped return, two-year capped return and payment amount, on which the hypothetical note values at stated maturity are based, are calculated as described under "Payment of Principal on Stated Maturity Date -- Payment Amount" above.

We cannot predict the market price of the index stock or, therefore, the first-year index stock price, the first-year capped return, the final index stock price, the second-year capped return, the two-year capped return or the payment amount. Moreover, the assumptions we have made in connection with the illustration set forth above may not reflect actual events. Consequently, the value of the shares (or cash) that will be delivered in respect of your note on the stated maturity date may be very different from the information reflected in the tables above.

                          USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

     In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index stock or listed and over-the-counter options on the index stock prior to and/or on the trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we and/or our affiliates may:

- acquire or dispose of the index stock or other securities of the index stock issuer,

- take short positions in the index stock or other securities of the index stock issuer -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser,
- take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock, and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

     We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We and/or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of the index stock, listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

     The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

     According to publicly available documents, Brocade Communications Systems, Inc. provides switching solutions for storage area networks. Its switching solutions utilize the fiber channel internet protocol. Brocade's family of SilkWorm switches enables a company to manage growth of its data storage requirements, improve data transfer performance and increase the size of its storage area network.

                    WHERE INFORMATION ABOUT THE INDEX STOCK
                             ISSUER CAN BE OBTAINED

     The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

- Seven World Trade Center, 13th Floor, New York, New York 10048.

     Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number: 000-25601.

     Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

     We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

                     WE OBTAINED THE INFORMATION ABOUT THE
 INDEX STOCK ISSUER IN THIS PROSPECTUS SUPPLEMENT FROM THE INDEX STOCK ISSUER'S
                                 PUBLIC FILINGS

     This prospectus supplement relates only to your note and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that the publicly available documents or any other publicly available information about the index stock issuer are accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

     Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

     We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the in-dex stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                      HISTORICAL TRADING PRICE INFORMATION

     The index stock is traded on the Nasdaq National Market under the symbol "BRCD". The following table sets forth the quarterly high, low and closing bid quotations for the index stock as reported on the Nasdaq National Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions. The information given below is for each calendar quarter since the index stock issuer's initial public offering on May 25, 1999, through September 27, 2000. We obtained the trading price information set forth below from Bloomberg Financial Services, without independent verification.

     You should not take the historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount that is not less than the face amount of your note at maturity.

     Because the payment amount on your note is linked to the price of the index stock on the first-year determination date and the final determination date and is to be determined under formulas that cap the rate of return, the principal of your note is not protected and the rate of return on your note may be less than that on the index stock over a comparable period. See "Additional Risk Factors Specific to Your Note -- The Principal of Your Note Is Not Protected" and
"-- The Potential for the Value of Your Note to Increase Is Limited Because of Capped Returns".

                                                               HIGH      LOW      CLOSE
                                                              ------    ------    ------
1999
  Quarter ended June 30 (from May 25).......................  $26.75     11.31     24.11
  Quarter ended September 30................................   61.22     24.55     52.63
  Quarter ended December 31.................................   87.88     51.56     87.88

2000
  Quarter ended March 31....................................  179.00     74.03    179.00
  Quarter ended June 30.....................................  183.19     91.06    183.19
  Quarter ended September 30 (through September 27).........  229.56    163.94    234.88
  Closing bid price on September 27, 2000...................                      234.88

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the attached prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes and, as a result, the U.S. federal income tax consequences of your investment in your note are highly uncertain. Because of the uncertainty, you should consult your tax advisor in determining the U.S. federal income tax and other tax consequences of your investment in the note, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index stock at the stated maturity date, under the terms of which contract:

(1) at the time of issuance of your note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your note to assure the fulfillment of your purchase obligation described in clause (3) below, which deposit will unconditionally and irrevocably be applied at the stated maturity date to satisfy that obligation,

(2) until the stated maturity date we will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on your note as compensation to you for our use of the cash deposit during the term of the note, and

(3) at the stated maturity date the cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract, and we will deliver to you the number of shares of the index stock -- or, at our option, an amount of cash equal to the value of the shares of the index stock -- that you are entitled to receive at that time pursuant to the terms of your note.

     Although you will be obligated to treat the payment of the purchase price for your note as a deposit for U.S. federal income tax purposes, the cash proceeds that we receive from this offering will not be segregated by us during the term of your note, but instead will be commingled with our other assets.

     Consistent with the above characterization, amounts paid to us in respect of the original issue of your note will be treated as allocable in their entirety to the amount of the cash deposit attributable to your note, and amounts denominated as interest that are payable with respect to your note will be characterized as interest payable on the amount of the deposit, includible annually in your income in accordance with your method of accounting.

     If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if you hold the note for more than one year. If we elect to deliver shares of the index stock at the stated maturity date, you will not recognize gain or loss on the purchase of the stock. You would have a tax basis in the index stock equal to your tax basis in your note, less the portion of the tax basis of your note allocable to any fractional share, as described in the next sentence, and would have a holding period in the index stock beginning on the date after the stated maturity date. You would recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of your note allocable to fractional shares. If we deliver cash at the stated maturity date, you will generally recognize long-term capital gain or loss equal to the difference between the amount of cash received and your tax basis in the note.

     There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

     If the rules governing contingent payment obligations apply, you will recognize gain or loss upon the sale or maturity of your note -- including if you receive index stock at that time -- in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time -- which, in the case of the index stock, will equal the fair market value of the index stock at the stated maturity date -- and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note, and decreased by the amount of interest payments you received with respect to your note. Your holding period in any index stock you receive upon the maturity of your note will begin on the day after the stated maturity date.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at that time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

     It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to allocate less than all the amounts you paid for your note to the cash deposit described above and treat the cash deposit as a debt instrument acquired at a discount. In that case, you would be required to include such original issue discount in income as it accrues in addition to stated interest on your note. You should consult your tax advisors as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, to represent that such purchase and holding of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation).

If you are an insurance company or the fiduciary or a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

NOTICE TO INVESTORS IN SINGAPORE

     Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                               ------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
              Prospectus Supplement

Additional Risk Factors Specific to Your
  Note.....................................   S-2
Specific Terms of Your Note................   S-7
Hypothetical Returns on Your Note..........  S-20
Use of Proceeds and Hedging................  S-22
Brocade Communications Systems, Inc........  S-23
Supplemental Discussion of Federal Income
  Tax Consequences.........................  S-25
Employee Retirement Income Security Act....  S-27
Supplemental Plan of Distribution..........  S-28
    Prospectus Supplement dated May 10, 2000

Use of Proceeds............................   S-2
Description of Notes We May Offer..........   S-3
United States Taxation.....................  S-20
Employee Retirement Income Security Act....  S-20
Supplement Plan of Distribution............  S-20
Validity of the Notes......................  S-21
                   Prospectus

Available Information......................    ii
Prospectus Summary.........................     1
Ratio of Earnings to Fixed Charges.........     4
Description of Debt Securities We May
  Offer....................................     5
Description of Warrants We May Offer.......    27
Description of Purchase Contracts We May
  Offer....................................    33
Description of Units We May Offer..........    38
Description of Preferred Stock We May
  Offer....................................    43
Legal Ownership and Book-Entry Issuance....    50
Considerations Relating to Securities
  Issued in Bearer Form....................    56
Considerations Relating to Indexed
  Securities...............................    60
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency.................    62
United States Taxation.....................    65
Plan of Distribution.......................    83
Employee Retirement Income Security Act....    86
Validity of the Securities.................    86
Experts....................................    86
Cautionary Statement Pursuant to the
  Private
Securities Litigation Reform Act of 1995...    87

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                                $

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                            % Reset YES Notes due 2002
                       (Subject to Mandatory Exchange for
                                Common Stock of
                     Brocade Communications Systems, Inc.)
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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.

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